FOR IMMEDIATE RELEASE

Contura Announces Second Quarter 2019 Results

BRISTOL, Tenn., August 14, 2019 - Contura Energy, Inc. (NYSE: CTRA), a leading U.S. coal supplier, today reported results for the second quarter ending June 30, 2019.

Highlights include:

•	Net Income from continuing operations of $24 million for the second quarter 2019 compared with $8 million in the first quarter and $75 million in the same period last year(1)

•	Adjusted EBITDA(3) of $141 million for the quarter compared with $83 million in the first quarter and $86 million in the same period last year(1)

•	Significant operational cost improvements in each operating segment compared to the first quarter 2019

•	Experienced coal executive David Stetson appointed as the company's CEO and member of the board on July 29; elected chairman on August 12

•	Updating 2019 guidance

	(millions, except per share)
	Three months ended
	June 30, 2019(1)	March 31, 2019(1)	June 30, 2018(1)
Net income(2)	$24.3	$8.0	$74.6
Net income(2) per diluted share	$1.25	$0.41	$7.24
Adjusted EBITDA(3)	$140.8	$83.4	$86.1
Operating cash flow(4)	$102.5	$14.6	$145.9
Capital expenditures	$42.8	$41.1	$18.9
Tons of coal sold	6.4	5.9	4.4
__________________________________

1. Excludes discontinued operations.
2. From continuing operations.
3. These are non-GAAP financial measures. A reconciliation of Net Income to Adjusted EBITDA is included in tables accompanying the financial schedules.
4. Includes discontinued operations.

"Our strong second quarter performance reflects Contura's upside potential as the nation's leading metallurgical coal producer, and I believe that we are well positioned for continued future success," said chairman and chief executive officer, David Stetson. "While our operations made great strides in bringing costs down across the board over the past quarter, we still have work to do and remain acutely focused on continued cost improvement."

Financial Performance

Contura reported net income from continuing operations of $24.3 million, or $1.25 per diluted share, for the second quarter 2019. In the first quarter 2019, the company had net income from continuing operations of $8.0 million or $0.41 per diluted share. The company reported a net loss from discontinued operations related to the Blackjewel bankruptcy proceedings of $138.0 million in the second quarter. The company reported a net loss from discontinued operations of $1.2 million in the first quarter.

Total adjusted EBITDA was $140.8 million for the second quarter, compared with $83.4 million in the first quarter.

Coal revenues in the second quarter for Central Appalachia - Met (CAPP - Met) coal were $372.9 million, CAPP - Thermal revenues totaled $73.5 million, and Northern Appalachia (NAPP) coal revenues totaled $76.2 million. Comparatively, in the first quarter 2019, CAPP - Met revenues were $345.8 million, CAPP - Thermal revenues were $57.3 million, and NAPP revenues were $70.9 million.

CAPP - Met coal shipments for the second quarter 2019 were 3.1 million tons at an average per-ton realization of $121.85, compared to 2.8 million tons at $123.68 per ton in the first quarter. CAPP - Thermal coal shipments totaled 1.2 million tons in the second quarter, at an average price of $61.83 per ton, up from 1.0 million tons at $57.78 per ton in the first quarter. Contura shipped 1.7 million tons of NAPP coal during the second quarter at an average per-ton realization of $43.64, an increase of 0.1 million tons with an average price of $42.89 from the first quarter 2019.

In the Trading & Logistics (T&L) segment, second quarter coal volumes were similar to first quarter at 0.4 million tons and the segment generated $11.7 million of margin during the quarter, compared with $10.4 million in the first quarter.

Cost of coal sales in CAPP - Met for the quarter averaged $85.02 per ton, down from $92.90 per ton in the first quarter. The cost of produced coal sold was $82.38 per ton compared with $87.96 per ton in the first quarter 2019. The cost of produced coal sold excludes the impact from purchased coal, coal inventory fair value adjustment and idle costs. Besides benefiting from increased shipment volume, the primary drivers of lower CAPP - Met costs were labor & benefits, which improved by approximately $3.50 per ton; lower expense associated with purchased coal, which benefited the cost of coal sales per ton by approximately $2.00; and lower expenses related to mine supplies and repairs & maintenance, each reducing costs by approximately $1.00 per ton, respectively. The cost of coal sales for the CAPP - Met segment includes idle costs of $0.82 per ton.

NAPP costs of $31.28 per ton benefited from increased production volume. NAPP costs include idle costs of $0.42 per ton. In the first quarter 2019, NAPP cost of coal sales averaged $40.49 per ton. CAPP - Thermal cost of coal sales was $51.93 per ton in the second quarter, down from $65.61 per ton in the first quarter. The second quarter cost of coal sales for CAPP - Thermal includes $0.47 of idle costs per ton. The cost of produced coal sold was $51.34 per ton, excluding the impact from purchased coal, coal inventory fair value adjustment and idle costs. CAPP - Thermal cost improvement was largely driven by improved performance at the

Mammoth Slabcamp mine, which was impacted by infrastructure issues in the first quarter. The Slabcamp mine resumed full production on April 22.

Selling, general and administrative (SG&A) expenses for the second quarter 2019 were $14.8 million compared with $21.0 million in the first quarter. The second quarter 2019 SG&A, excluding non-cash stock compensation adjustment, was $15.9 million. The first quarter 2019 SG&A included non-cash stock compensation expense of $3.7 million, one-time expenses of $0.9 million and a qualified non-elective 401(k) contribution of $0.7 million, and excluding these items SG&A was $15.7 million. Depreciation, depletion and amortization was $62.8 million during the second quarter 2019 compared with $61.3 million in the first quarter 2019.

Liquidity and Capital Resources

Cash provided by operating activities for the second quarter 2019, including discontinued operations, was $102.5 million, and capital expenditures for the second quarter were $42.8 million. Working capital was essentially unchanged from the first quarter. In the prior period, the cash provided by operating activities was $14.6 million and capital expenditures were $41.1 million.

At the end of June 2019, Contura had $249.6 million in unrestricted cash, an increase of $67.6 million in the second quarter, and $292.1 million in restricted cash, deposits and long-term investments. Total long-term debt, including the current portion of long-term debt as of June 30, 2019, was approximately $609.4 million. At the end of the quarter, the company had total liquidity of $435.1 million, including cash and cash equivalents of $249.6 million and $185.5 million of unused commitments available under the Asset-Based Revolving Credit Facility. As of June 30, 2019, the company had no borrowings and $39.5 million in letters of credit outstanding under the Asset-Based Revolving Credit Facility.

David Stetson Appointed CEO, Elected Board Chair

Subsequent to the quarter end, the company appointed David Stetson as its CEO and a member of the board of directors, effective July 29, 2019. On August 12, 2019, he was elected chairman of the board. Mr. Stetson, who previously served on Contura's board of directors from November 2018 through April 2019, brings extensive and diverse industry experience to the role, having most recently served as chairman of the board of directors and chief executive officer of both ANR, Inc. and Alpha Natural Resources Holdings, Inc. (together, Alpha) from July 2016 until Alpha’s merger with Contura in November 2018.

Prior to leading Alpha, Mr. Stetson held a number of executive leadership positions with various energy companies including Trinity Coal Corporation, American Resources Offshore, Inc., and Lexington Coal Company. Concurrent with Mr. Stetson's appointment, interim co-chief executive officers Andy Eidson and Mark Manno returned to their respective, prior roles with the company as executive vice president and chief financial officer, and as executive vice president, chief administrative & legal officer and secretary.

Blackjewel Asset Bid Update

On July 1, 2019, Blackjewel, L.L.C. (Blackjewel or the debtor) announced that it and certain affiliated entities had filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of West Virginia.

On July 25, 2019, Contura announced that one or more of its subsidiaries (together, Contura) would seek to serve as the stalking horse purchaser for certain assets offered for sale through Blackjewel's bankruptcy proceedings. Specifically, Contura would acquire substantially all of the assets of the Belle Ayr and Eagle Butte thermal coal mines in the Powder River Basin (PRB) in Campbell County, Wyoming, including related facilities and equipment (Western Assets), as well as substantially all of the assets of the S-7 Surface metallurgical coal mine, (commonly referred to as the Pax Surface mine) in Fayette County, West Virginia, including related facilities and equipment (Pax Assets). As part of an auction process, Contura's bid was accepted by the debtor and subsequently approved by the U.S. Bankruptcy Court on August 6, pending resolution of the U.S. government's outstanding objection to the sale and the entry of a final order by the Court. Since that time, Contura has been in diligent discussions with the debtor and the relevant federal agencies, though no agreement has yet been reached.

Debt Refinancing

On June 17, 2019, the company completed a new, 5-year $561.8 million second lien facility to refinance its existing Term Loan B. The interest rate is LIBOR plus 700bps for the two years after closing and increasing to LIBOR plus 800 bps thereafter, with a LIBOR floor of 2.00%. The terms of the new facility offer more flexibility for Contura to return capital to shareholders by allowing for an unlimited restricted payments basket while the company's total leverage is 3.0x or less.

2019 Full-Year Guidance

The company is lowering its total 2019 coal shipments guidance to a range of 23.9 million to 25.6 million tons, from the previously announced range of 24.6 million to 26.7 million tons. CAPP - Met coal guidance is reduced to a range of 11.5 million to 12.0 million tons, from 12.2 million to 12.8 million tons due to softer market conditions, especially in Europe and South America. In the T&L segment, as a result of strong first half shipments we are increasing guidance to a range of 1.3 million to 1.7 million tons, from 1.0 million to 1.5 million tons. NAPP shipments are expected to remain between 6.8 million and 7.2 million tons in 2019. The guidance range for CAPP - Thermal shipments is lowered to 4.3 million to 4.7 million tons, from 4.6 million to 5.2 million tons.

As of August 5, 2019, 72 percent of the midpoint of anticipated 2019 CAPP - Met shipments were committed and priced at an average expected per-ton realization of $124.46, with an additional 22 percent committed and priced based on various indices. There was an adjustment in the CAPP - Met and CAPP - Thermal mix, which resulted in CAPP - Met committed and priced average to decline slightly, while increasing the average committed and priced CAPP - Thermal realization with no overall revenue impact. Our newly committed and priced CAPP - Met contracts were at an average of $123.19 per ton from May 7, 2019 to August 5, 2019. Based on the midpoint of guidance, 100 percent of anticipated 2019 NAPP coal shipments were committed and priced at an average expected per-ton realization of $43.06. The CAPP - Thermal segment is 98 percent committed at the midpoint of expected shipments at an average price of $58.61 per ton.

Contura is maintaining its guidance for 2019 CAPP - Met cost of coal sales per ton at $83.00 to $87.00 and CAPP - Thermal costs at $52.00 and $57.00 per ton. NAPP cost estimates remain in the range of $34.00 to $37.00 per ton. Costs related to the company’s idle operations are now expected to be between $16 million and $20 million for the full-year 2019 compared with our previous guidance of $26 million to $30 million.

The margin from Contura’s T&L platform is expected to average between $8.00 to $12.00 per ton for the full-year 2019, as previously announced.

Contura’s SG&A guidance is increased from a range of $50 million to $60 million to a range of $60 million to $65 million, excluding one-time and non-recurring items and stock compensation. The main drivers of the SG&A revision are higher than expected professional fees and an enhanced retention program. Capital expenditure guidance is unchanged in the range of $170 million to $190 million. Depreciation, depletion and amortization for 2019 is expected to be between $240 million and $270 million. As a result of the recent term loan refinancing, the company now expects 2019 cash interest expense to be between $45 million and $49 million.

in millions of tons	Low	High
CAPP - Metallurgical	11.5	12.0
CAPP - Thermal	4.3	4.7
NAPP	6.8	7.2
Total Production	22.6	23.9

Contura Trading & Logistics	1.3	1.7

Total Shipments	23.9	25.6

Committed/Priced[1,2,3]	Committed	Average Price
CAPP[4] - Metallurgical	72%	$124.46
CAPP - Thermal	98%	$58.61
NAPP	100%	$43.06

Committed/Unpriced[1,3]	Committed
CAPP[4] - Metallurgical	22%
CAPP - Thermal	—%
NAPP	—%

Costs per ton	Low	High
CAPP - Metallurgical	$83	$87
CAPP - Thermal	$52	$57
NAPP	$34	$37

Margin per ton	Low	High
Contura Trading & Logistics	$8	$12

In millions (except taxes)	Low	High
SG&A5	$60	$65
Idle Operations Expense	$16	$20
Cash Interest Expense	$45	$49
DD&A6	$240	$270
Capital Expenditures	$170	$190
Tax Rate	0%	5%

Notes:

1.	Based on committed and priced coal shipments as of August 5, 2019. Committed percentage based on the midpoint of shipment guidance range.

2.
Actual average per-ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per-ton realizations.

3.	Includes estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.

4.	CAPP committed tons and price information represent captive Contura production and does not include Trading and Logistics.

5.	Excludes expenses related to non-cash stock compensation, merger-related expenses and non-recurring business development expenses.

6.	Based on provisional purchase price allocation.

Conference Call

The company plans to hold a conference call regarding its second quarter 2019 results on August 14, 2019, at 10:00 a.m. EDT. The conference call will be available live on the investor section of the company’s website at http://investors.conturaenergy.com/investors. Analysts who would like to participate in the conference call should dial 877-791-0213 (domestic toll-free) or 647-689-5651 (international) approximately 10 minutes prior to the start of the call.

ABOUT CONTURA ENERGY

Contura Energy (NYSE: CTRA) is a Tennessee-based coal supplier with affiliate mining operations across major coal basins in Pennsylvania, Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura Energy reliably supplies both metallurgical coal to produce steel and thermal coal to generate power. For more information, visit www.conturaenergy.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. These forward-looking statements are based on Contura's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Contura’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Contura to predict these events or how they may affect Contura. Except as required by law, Contura has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

INVESTOR CONTACT
investorrelations@conturaenergy.com

Alex Rotonen, CFA
423.573.0396

MEDIA CONTACTS
corporatecommunications@conturaenergy.com

Rick Axthelm
423.573.0304

Emily O’Quinn
423.573.0369

FINANCIAL TABLES FOLLOW

Use of Non-GAAP Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, Contura has presented the following non-GAAP financial measures: “Adjusted EBITDA” and “Adjusted Cost of Produced Coal Sold.” The company uses Adjusted EBITDA to measure the operating performance of its segments and allocate resources to the segments. This non-GAAP financial measure excludes various items detailed in the attached reconciliation tables. Adjusted EBITDA does not purport to be an alternative to net income (loss) as a measure of operating performance. The Company uses Adjusted Cost of Produced Coal Sold to distinguish the cost of captive produced coal from the effects of purchased coal, idle costs and acquisition accounting requirements. The presentation of these measures should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.

Included below are reconciliations of non-GAAP financial measures to GAAP financial measures.

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Coal revenues	$653,828	$525,168	$1,260,788	$1,003,533
Other revenues	2,378	3,750	4,532	7,717
Total revenues	656,206	528,918	1,265,320	1,011,250
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	496,746	431,304	1,012,440	802,048
Depreciation, depletion and amortization	62,814	11,222	124,085	22,810
Accretion on asset retirement obligations	6,847	1,596	13,079	4,056
Amortization of acquired intangibles, net	(343)	1,104	(7,026)	11,310
Asset impairment	5,826	—	5,826	—
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	14,783	11,951	35,734	31,108
Merger related costs	156	3,423	987	3,883
Total other operating (income) loss:
Mark-to-market adjustment for acquisition-related obligations	1,014	—	2,950	—
Other expenses (income)	1,414	(16,407)	(7,485)	(16,506)
Total costs and expenses	589,257	444,193	1,180,590	858,709
Income from operations	66,949	84,725	84,730	152,541
Other income (expense):
Interest expense	(16,077)	(8,779)	(31,232)	(17,984)
Interest income	1,885	191	3,821	322
Loss on modification and extinguishment of debt	(26,459)	—	(26,459)	—
Equity loss in affiliates	(2,475)	(1,170)	(2,959)	(1,233)
Miscellaneous loss, net	(523)	(270)	(1,389)	(583)
Total other expense, net	(43,649)	(10,028)	(58,218)	(19,478)
Income from continuing operations before income taxes	23,300	74,697	26,512	133,063
Income tax benefit (expense)	1,000	(55)	5,778	(121)
Net income from continuing operations	24,300	74,642	32,290	132,942
Discontinued operations:
Loss from discontinued operations before income taxes	(163,867)	(854)	(165,457)	(2,213)
Income tax benefit from discontinued operations	25,906	—	26,321	—
Loss from discontinued operations	(137,961)	(854)	(139,136)	(2,213)
Net (loss) income	$(113,661)	$73,788	$(106,846)	$130,729

Basic income (loss) per common share:
Income from continuing operations	$1.27	$7.75	$1.70	$13.87
Loss from discontinued operations	(7.21)	(0.08)	(7.32)	(0.23)
Net (loss) income	$(5.94)	$7.67	$(5.62)	$13.64

Diluted income (loss) per common share
Income from continuing operations	$1.25	$7.24	$1.66	$12.91
Loss from discontinued operations	(7.10)	(0.08)	(7.14)	(0.22)
Net (loss) income	$(5.85)	$7.16	$(5.48)	$12.69

Weighted average shares - basic	19,123,705	9,625,874	19,009,643	9,587,457
Weighted average shares - diluted	19,420,471	10,306,043	19,480,183	10,299,539

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands, except share and per share data)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$249,597	$233,599
Trade accounts receivable, net of allowance for doubtful accounts of $0 as of June 30, 2019 and December 31, 2018	280,025	292,617
Inventories, net	164,303	121,965
Prepaid expenses and other current assets	166,702	158,945
Current assets - discontinued operations	2,059	22,475
Total current assets	862,686	829,601
Property, plant, and equipment, net of accumulated depreciation and amortization of $220,260 and $106,766 as of June 30, 2019 and December 31, 2018	630,654	699,990
Owned and leased mineral rights, net of accumulated depletion and amortization of $18,769 and $11,390 as of June 30, 2019 and December 31, 2018	569,394	528,232
Goodwill	101,019	95,624
Other acquired intangibles, net of accumulated amortization of $32,634 and $20,267 as of June 30, 2019 and December 31, 2018	146,554	154,584
Long-term restricted cash	216,568	227,173
Deferred income taxes	54,466	27,179
Other non-current assets	198,449	183,675
Total assets	$2,779,790	$2,746,058
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$28,885	$42,743
Acquisition-related obligations - current	33,060	27,334
Trade accounts payable	89,214	114,568
Accrued expenses and other current liabilities	157,948	148,699
Current liabilities - discontinued operations	17,298	21,892
Total current liabilities	326,405	355,236
Long-term debt	580,519	545,269
Acquisition-related obligations - long-term	67,049	72,996
Workers’ compensation and black lung obligations	245,972	249,294
Pension obligations	180,274	180,802
Asset retirement obligations	217,830	203,694
Deferred income taxes	6,908	15,118
Other non-current liabilities	40,596	52,415
Non-current liabilities - discontinued operations	147,016	94
Total liabilities	1,812,569	1,674,918
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - par value $0.01, 5.0 million shares authorized, none issued	—	—
Common stock - par value $0.01, 50.0 million shares authorized, 20.4 million issued and 19.2 million outstanding at June 30, 2019 and 20.2 million issued and 19.1 million outstanding at December 31, 2018	204	202

Additional paid-in capital	768,046	761,301
Accumulated other comprehensive loss	(22,076)	(23,130)
Treasury stock, at cost: 1.2 million shares at June 30, 2019 and 1.1 million shares at December 31, 2018	(75,236)	(70,362)
Retained earnings	296,283	403,129
Total stockholders’ equity	967,221	1,071,140
Total liabilities and stockholders’ equity	$2,779,790	$2,746,058

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)

	Six Months Ended June 30,
	2019	2018
Operating activities:
Net (loss) income	$(106,846)	$130,729
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	269,997	22,810
Amortization of acquired intangibles, net	(7,026)	11,310
Accretion of acquisition-related obligations discount	3,220	3,020
Amortization of debt issuance costs and accretion of debt discount	6,724	1,499
Mark-to-market adjustment for acquisition-related obligations	2,950	—
Loss (gain) on disposal of assets	1,372	(16,502)
Gain on assets acquired in an exchange transaction	(9,083)	—
Loss on modification and extinguishment of debt	26,459	—
Asset impairment	22,294	—
Accretion on asset retirement obligations	13,079	4,056
Employee benefit plans, net	9,564	5,324
Deferred income taxes	(33,623)	—
Stock-based compensation	4,774	7,125
Equity loss in affiliates	2,959	1,233
Other, net	405	(292)
Changes in operating assets and liabilities	(90,086)	(54,706)
Net cash provided by operating activities	117,133	115,606
Investing activities:
Capital expenditures	(83,882)	(38,349)
Payments on disposal of assets	—	(10,250)
Proceeds on disposal of assets	1,048	464
Purchases of investment securities - held to maturity	(9,899)	(1,446)
Maturity of investment securities - held to maturity	21,316	—
Capital contributions to equity affiliates	(4,807)	(525)
Other, net	93	—
Net cash used in investing activities	(76,131)	(50,106)
Financing activities:
Proceeds from borrowings on debt	544,946	—
Principal repayments of debt	(550,000)	(5,323)
Principal repayments of notes payable	(821)	(2,939)
Principal repayments of financing lease obligations	(2,100)	(139)
Debt issuance costs	(5,839)	—
Common stock repurchases and related expenses	(4,874)	(4,838)
Other, net	914	(49)
Net cash used in financing activities	(17,774)	(13,288)
Net increase in cash and cash equivalents and restricted cash	23,228	52,212
Cash and cash equivalents and restricted cash at beginning of period	477,246	193,960

Cash and cash equivalents and restricted cash at end of period	$500,474	$246,172
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows.

	As of June 30,
	2019	2018
Cash and cash equivalents	$249,597	$199,252
Short-term restricted cash (included in Prepaid expenses and other current assets)	34,309	11,680
Long-term restricted cash	216,568	35,240
Total cash and cash equivalents and restricted cash shown in the Condensed Consolidated Statements of Cash Flows	$500,474	$246,172

CONTURA ENERGY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(Amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income from continuing operations	$24,300	$74,642	$32,290	$132,942
Interest expense	16,077	8,779	31,232	17,984
Interest income	(1,885)	(191)	(3,821)	(322)
Income tax (benefit) expense	(1,000)	55	(5,778)	121
Depreciation, depletion and amortization	62,814	11,222	124,085	22,810
Merger related costs	156	3,423	987	3,883
Management restructuring costs (1)	—	—	—	2,659
Non-cash stock compensation expense	(546)	1,876	4,725	6,355
Mark-to-market adjustment - acquisition-related obligations	1,014	—	2,950	—
Gain on settlement of acquisition-related obligations	—	—	—	(292)
Gain on sale of disposal group (2)	—	(16,386)	—	(16,386)
Accretion on asset retirement obligations	6,847	1,596	13,079	4,056
Loss on modification and extinguishment of debt	26,459	—	26,459	—
Asset impairment (3)	5,826	—	5,826	—
Cost impact of coal inventory fair value adjustment (4)	1,033	—	8,209	—
Gain on assets acquired in an exchange transaction (5)	—	—	(9,083)	—
Amortization of acquired intangibles, net	(343)	1,104	(7,026)	11,310
Adjusted EBITDA	$140,752	$86,120	$224,134	$185,120
(1) Management restructuring costs are related to severance expense associated with senior management changes in the six months ended June 30, 2018.
(2) During the fourth quarter of 2017, the Company entered into an asset purchase agreement to sell a disposal group (comprised of property, plant and equipment and associated asset retirement obligations) within the CAPP - Met segment. From the date the Company entered into the asset purchase agreement through the transaction close date, the property, plant and equipment and associated asset retirement obligations were classified as held for sale in amounts representing the fair value of the disposal group. Upon permit transfer, the transaction closed on April 2, 2018. The Company paid $10,000 in connection with the transaction, which was paid into escrow on March 27, 2018 and transferred to the buyer at the transaction close date, and expects to pay a series of additional cash payments in the aggregate amount of $1,500, per the terms stated in the agreement, and recorded a gain on sale of $16,386 within other expenses (income) within the Condensed Consolidated Statements of Operations.
(3) Asset impairment primarily related to the write-off of prepaid purchased coal from Blackjewel as result of Blackjewel’s Chapter 11 bankruptcy filing on July 1, 2019.
(4) The cost impact of the coal inventory fair value adjustment as a result of the Alpha Merger is expected to have short-term impact.
(5) During the six months ended June 30, 2019, the Company entered into an exchange transaction which primarily included the release of the PRB overriding royalty interest owed to the Company in exchange for met coal reserves which resulted in a gain of $9,083.

CONTURA ENERGY, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except for per ton data)	2019	2018	2019	2018
Tons sold:
CAPP - Met operations	3,060	1,184	5,856	2,138
CAPP - Thermal operations	1,189	—	2,181	—
NAPP operations	1,747	1,572	3,399	2,986

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except for per ton data)	2019	2018	2019	2018
Coal revenues:
CAPP - Met operations	$372,863	$152,154	$718,684	$286,723
CAPP - Thermal operations	$73,511	$—	$130,826	$—
NAPP operations	$76,239	$70,708	$147,094	$132,166

Coal sales realization per ton:
CAPP - Met operations	$121.85	$128.51	$122.73	$134.11
CAPP - Thermal operations	$61.83	$—	$59.98	$—
NAPP operations	$43.64	$44.98	$43.28	$44.26
Average	$87.16	$80.86	$87.15	$81.75

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except for per ton data)	2019	2018	2019	2018
Cost of coal sales:
CAPP - Met operations	$260,174	$89,248	$519,917	$165,996
CAPP - Thermal operations	$61,742	$—	$126,831	$—
NAPP operations	$54,639	$63,428	$121,526	$117,234

Cost of coal sales per ton:
CAPP - Met operations	$85.02	$75.38	$88.78	$77.64
CAPP - Thermal operations	$51.93	$—	$58.15	$—
NAPP operations	$31.28	$40.35	$35.75	$39.26

Coal margin per ton (1):
CAPP - Met operations	$36.83	$53.13	$33.95	$56.47
CAPP - Thermal operations	$9.90	$—	$1.83	$—
NAPP operations	$12.36	$4.63	$7.53	$5.00
(1) Coal margin per ton for our coal operations is calculated as coal sales realization per ton for our coal operations less cost of coal sales per ton for our coal operations.

Trading and Logistics Segment

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except for per ton data)	2019	2018 (2)	2019	2018 (2)

Tons sold	369	1,629	816	3,078

Coal revenues	$131,215	$302,306	$264,184	$584,644
Less: cost of coal sales	119,513	278,628	241,988	518,818
Trading and Logistics margin (1)	$11,702	$23,678	$22,196	65,826
(1) Trading and Logistics margin includes coal trading margin and logistics-related margin.
(2) Prior periods have been modified to reflect total coal revenues and total cost of coal sales including freight and handling components formerly stated separately.

Our cost of coal sales includes idle and closed mine costs and purchased coal costs. Additionally, due to the merger, our cost of coal sales includes the cost impact of coal inventory fair value adjustments. In the following tables, we calculate adjusted cost of produced coal sold as cost of coal sales less idle and closed mine costs, cost impact of coal inventory fair value adjustments and purchased coal costs.

	Three Months Ended June 30, 2019
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other
Cost of coal sales:
Cost of produced coal sold	$232,239	$58,738	$53,906	$—
Cost of purchased coal sold	24,406	2,443	—	—
Cost impact of coal inventory fair value adjustment (1)	1,033	—	—	—
Idle and closed mine costs	2,496	561	733	678
Total cost of coal sales	$260,174	$61,742	$54,639	$678
Tons sold	3,060	1,189	1,747	—
Cost of coal sales per ton	$85.02	$51.93	$31.28	$—

Total cost of coal sales	$260,174	$61,742	$54,639	$678
Less: cost of purchased coal sold	(24,406)	(2,443)	—	—
Less: cost impact of coal inventory fair value adjustment	(1,033)	—	—	—
Less: idle and closed mine costs	(2,496)	(561)	(733)	(678)
Cost of produced coal sold	$232,239	$58,738	$53,906	$—
Produced tons sold	2,819	1,144	1,747	—
Cost of produced coal sold per ton	$82.38	$51.34	$30.86	$—
(1) The cost impact of the coal inventory fair value adjustment as a result of the Alpha Merger is expected to have short-term impact.

	Three Months Ended June 30, 2018
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other
Cost of coal sales:
Cost of produced coal sold	$79,778	$—	$62,514	$—
Cost of purchased coal sold	8,420	—	—	—
Idle and closed mine costs	1,050	—	914	—
Total cost of coal sales	$89,248	$—	$63,428	$—
Tons sold	1,184	—	1,572	—
Cost of coal sales per ton	$75.38	$—	$40.35	$—

Total cost of coal sales	$89,248	$—	$63,428	$—
Less: cost of purchased coal sold	(8,420)	—	—	—
Less: idle and closed mine costs	(1,050)	—	(914)	—
Cost of produced coal sold	$79,778	$—	$62,514	$—
Produced tons sold	1,102	—	1,572	—
Cost of produced coal sold per ton	$72.39	$—	$39.77	$—

	Six Months Ended June 30, 2019
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other
Cost of coal sales:
Cost of produced coal sold	$458,276	$117,136	$119,964	$—
Cost of purchased coal sold	52,763	5,327	—	—
Cost impact of coal inventory fair value adjustment (1)	4,751	3,458	—	—
Idle and closed mine costs	4,127	910	1,562	2,178
Total cost of coal sales	$519,917	$126,831	$121,526	$2,178
Tons sold	5,856	2,181	3,399	—
Cost of coal sales per ton	$88.78	$58.15	$35.75	$—

Total cost of coal sales	$519,917	$126,831	$121,526	$2,178
Less: cost of purchased coal sold	(52,763)	(5,327)	—	—
Less: cost impact of coal inventory fair value adjustment	(4,751)	(3,458)	—	—
Less: idle and closed mine costs	(4,127)	(910)	(1,562)	(2,178)
Cost of produced coal sold	$458,276	$117,136	$119,964	$—
Produced tons sold	5,390	2,088	3,399	—
Cost of produced coal sold per ton	$85.02	$56.10	$35.29	$—
(1) The cost impact of the coal inventory fair value adjustment as a result of the Alpha Merger is expected to have short-term impact.

	Six Months Ended June 30, 2018
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other
Cost of coal sales:
Cost of produced coal sold	$146,491	$—	$115,518	$—
Cost of purchased coal sold	17,469	—	—	—
Idle and closed mine costs	2,036	—	1,716	—
Total cost of coal sales	$165,996	$—	$117,234	$—
Tons sold	2,138	—	2,986	—
Cost of coal sales per ton	$77.64	$—	$39.26	$—

Total cost of coal sales	$165,996	$—	$117,234	$—
Less: cost of purchased coal sold	(17,469)	—	—	—
Less: idle and closed mine costs	(2,036)	—	(1,716)	—
Cost of produced coal sold	$146,491	$—	$115,518	$—
Produced tons sold	1,982	—	2,986	—
Cost of produced coal sold per ton	$73.91	$—	$38.69	$—